UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT

                    Pursuant to Section 13 OR 15(d) of
                    The Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported) September 23, 2005

                           MOVIE GALLERY, INC.
         (Exact name of registrant as specified in its charter)

         Delaware                  0-24548            63-1120122
(State or Other Jurisdiction     (Commission         (IRS Employer
     of Incorporation)           File Number)       Identification No.)

             900 West Main Street
               Dothan, Alabama                            36301
   (Address of principal executive offices)             (Zip Code)

           Registrant's telephone number, including area code
                           (334) 677-2108
      -------------------------------------------------------------
      (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))









ITEM 1.01  ENTRY INTO A MATERIAL DEFINITEIVE AGREEMENT.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On September 23, 2005, Movie Gallery, Inc. (the "Company") entered into a First Amendment (the "First Amendment") to the Credit Agreement (as defined herein), among the Company, Movie Gallery Canada, Inc., Wachovia Bank, N.A., as U.S. Administrative Agent and U.S. Issuing Bank, and Congress Financial Corporation (Canada), as Canadian Administrative Agent and Canadian Issuing Bank (together with Wachovia Bank, N.A., the "Administrative Agents"). The First Amendment amends the Credit Agreement dated as of April 27, 2005 (the "Credit Agreement") among the Company, Movie Gallery Canada, Inc., and a syndicate of financial institutions, including Wachovia Capital Markets LLC, as sole lead arranger and sole book running manager, Merrill Lynch, Pierce Fenner & Smith Incorporated, as syndication agent, and the Administrative Agents.

The First Amendment provides for additional borrowings of $50.0 million, or an aggregate of $750.0 million, under the Term Loan B facility of the Credit Agreement and increases by $10.0 million, to $40.0 million, the letter of credit sublimit under the revolving credit facility of the Credit Agreement. The overall revolving credit facility amount will remain at $75.0 million.

Pursuant to the First Amendment, the interest rate margin applicable to the Term Loan B facility increases by 0.75%, to 3.75% per annum for loans bearing interest on the adjusted Eurodollar rate and to 2.75% per annum for loans bearing interest at the applicable base rate of Wachovia Bank, N.A. Further, the First Amendment adds an additional pricing tier applicable to the Term Loan A and revolving credit facilities if the Company's leverage ratio exceeds 3.25 to 1.00 and provides for an interest rate margin of 3.50% over LIBOR and 2.50% over the base rate. The First Amendment also provides that any optional prepayment of the Term Loan B within one year of the effective date of the First Amendment will be subject to a 1.00% prepayment premium.

The First Amendment also amends the Company's obligations with respect to maintaining certain financial ratios. Under the First Amendment, the Company will initially be required to maintain through the end of the Company's second fiscal quarter a maximum leverage ratio of not greater than 4.00 to 1.00, a minimum fixed charge coverage ratio of not less than 1.05 to 1.00 and a minimum interest coverage ratio of 3.00 to
1.00. Thereafter, the Company's maximum leverage ratio decreases, and the Company's minimum fixed charge coverage ratio and interest coverage ratio increase, in accordance with the original schedule set forth in the Credit Agreement prior to the First Amendment.

If the Company's leverage ratio exceeds 2.00 to 1.00, the First
Amendment requires mandatory repayments of between 50% and 100% of the Company's excess cash flow as calculated under the Credit Agreement.

As a condition to obtaining the lenders' consent to the First
Amendment, the Company will pay an amendment fee equal to 0.25% of the aggregate total commitments of those lenders consenting to the amendment, including those lenders that provide the $50.0 million of additional commitments under the Term Loan B facility.

The foregoing description of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 8.01.  OTHER EVENTS

On September 23, 2005, Movie Gallery issued a press release announcing that it had entered into the First Amendment to the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety into this Item 9.01.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

     10.1 First Amendment, dated September 21, 2005 by and among Movie Gallery, Inc., Movie Gallery Canada, Inc., Wachovia Bank, N.A., and Congress Financial Corporation (Canada), to the Credit Agreement dated April 27, 2005.

     99.1   Press Release dated September 23, 2005.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOVIE GALLERY, INC.
Date: September 28, 2005

/S/ Timothy R. Price
----------------------------
Timothy R. Price
Executive Vice President and
Chief Financial Office

INDEX TO EXHIBITS

10.1 First Amendment, dated September 21, 2005 by and among Movie Gallery, Inc., Movie Gallery Canada, Inc., Wachovia Bank, N.A., and Congress Financial Corporation (Canada), to the Credit Agreement dated April 27, 2005.

99.1    Press Release dated September 23, 2005.